EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
SPORT CHALET, INC.

The present name of the corporation is Sport Chalet, Inc.  The corporation was incorporated under the name "Sport Chalet, Inc." by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 29, 1992.  This Restated Certificate of Incorporation of the corporation only restates and integrates and does not further amend the provisions of the corporation's Certificate of Incorporation as theretofore amended or supplemented and there is no discrepancy between the provisions of the Certificate of Incorporation as theretofore amended and supplemented and the provisions of this Restated Certificate.  This Restated Certificate was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.  The Certificate of Incorporation of the corporation is hereby integrated and restated to read in its entirety as follows:

Article I

The name of the corporation (hereinafter called the "corporation") is Sport Chalet, Inc.

Article II

The address, including the street, number, city, and county, of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

Article III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Article IV

Section 1.    Authorized Shares

The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is:

Forty-Six Million (46,000,000) shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock").

Two Million (2,000,000) shares of Class B Common Stock, par value $0.01 per share ("Class B Common Stock" and together with the Class A Common Stock, the "Common Stock").

Two Million (2,000,000) shares of Preferred Stock, par value $0.01 per share ("Preferred Stock").

Section 2.    Designations, Powers and Preferences

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of each class of stock are as follows:

A.           Preferred Stock.

Shares of Preferred Stock may be issued in one or more series at such time or times as the Board of Directors may determine.  All shares of any one series of Preferred Stock shall be of equal rank and identical in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.  The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of a majority of the stock of the corporation entitled to vote without the separate vote of holders of Preferred Stock as a class.  Subject to the limitations hereof and the limitations prescribed by law, the Board of Directors is expressly authorized to fix from time to time, by resolution or resolutions adopted prior to the issuance of and providing for the establishment and/or issuance of any series of Preferred Stock, the designation of such series and the powers, preferences and rights of such series, and the qualifications, limitations, or restrictions thereof.  The authority of the Board of Directors with respect to each such series shall include, but shall not be limited to, determination of the following:

(i)           The distinctive serial designation and number of shares comprising each such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed Two Million (2,000,000)), which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased but not below the number of shares of such series then outstanding) from time to time by action of the Board of Directors;

(ii)           The rate of dividends, if any, on the shares of that series, whether dividends shall be non-cumulative, cumulative to the extent earned or cumulative (and, if cumulative, from which date or dates), whether dividends shall be payable in cash, property, or rights, or in shares of the corporation's capital stock, and the relative rights of priority, if any, or payment of dividends on shares of that series over shares of any other series;

(iii)           Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable or at whose option they shall be redeemable, and the amount per share payable in case of redemption (which amount may vary under different conditions and at different redemption dates) or the property or rights, including securities of any other corporation payable in case of redemption;

(iv)           Whether that series shall have a sinking fund for the redemption or purchase of that series and, if so, the terms and amounts payable into such sinking fund;

(v)           The rights to which the holders of the shares of that series shall be entitled in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation, and the relative rights of priority, if any, of payment of shares of that series in any such event;

(vi)           Whether the shares of that series shall be convertible into or exchangeable for shares of stock of any other class or any other series and, if so, the terms and conditions of such conversion or exchange, the date or dates upon or after which they shall be convertible or exchangeable or at whose option they shall be convertible or exchangeable, and the method, if any, of adjusting the rates of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

(vii)          Whether the issuance of any additional shares of such series shall be subject to restriction, or whether any shares of any other series shall be subject to restrictions as to issuance, or as to powers, preferences or rights of any such series;

(viii)         Voting rights, if any, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions of this Certificate of Incorporation, voting rights to be exercised either together with holders of Common Stock as a single class, or independently as a separate class; and

(ix)           Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware.

B.           Common Stock.

The powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Amended and Restated Certificate of Incorporation, as amended.

(a)  Voting.  At each annual or special meeting of stockholders, each holder of Class A Common Stock shall be entitled to 1/20th of one vote, in person or by proxy, for each share of Class A Common Stock standing in such person's name on the stock transfer records of the Corporation in connection with the election of directors and all other actions submitted to a vote of stockholders, and each holder of Class B Common Stock shall be entitled to one vote, in person or by proxy, for each share of Class B Common Stock standing in such person's name on the stock transfer records of the Corporation on any such matter.  The holders of Class A Common Stock shall vote as a separate class for the election of one director (the "Class A Director").  In order to be qualified to serve as a Class A Director, an individual must meet the definition of "independent" as defined in The Nasdaq Stock Marketplace Rule 4200(a)(15).  In addition to any vote required by law, the affirmative vote of the holders of a majority of the shares of Class A Common Stock, voting as a single class, present in person or represented by proxy at a meeting of stockholders, shall be required in order to amend Section 1 of Article IV to increase the number of authorized shares of Class B Common Stock.  Unless otherwise required by law or as expressly provided in this Amended and Restated Certificate of Incorporation, as amended, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters submitted to the stockholders.

(b)  Dividends and Other Distributions.  The record holders of the Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors out of funds legally available therefor.  Each share of Class A Common Stock and each share of Class B Common Stock shall have identical rights with respect to dividends and distributions (including distributions in connection with any recapitalization, any spin-off or other distribution of assets or securities and upon liquidation, dissolution or winding up of the Corporation); provided, that the holder of each share of Class A Common Stock shall be entitled to receive a regular cash dividend equal to 110% of any regular cash dividend paid with respect to a share of Class B Common Stock; and provided, further, that dividends or other distributions payable on the Common Stock in shares of Common Stock shall be made to all holders of Common Stock and may be made only as follows: (i) in shares of Class A Common Stock to the record holders of Class A Common Stock and to the record holders of Class B Common Stock, (ii) in shares of Class A Common Stock to the record holders of Class A Common Stock and in shares of Class B Common Stock to the record holders of Class B Common Stock solely in connection with a proportionate dividend to effectuate a split of the Common Stock, or (iii) in any other authorized class or series of capital stock to the holders of both classes of Common Stock.

(c)  Convertibility.  Except as described below, neither the Class A Common Stock nor the Class B Common Stock shall be convertible into another class of Common Stock or any other security of the Corporation.

(1)           All outstanding shares of Class A Common Stock may be converted into shares of Class B Common Stock on a share-for-share basis by resolution of the Board of Directors if, as a result of the existence of the Class A Common Stock as a second class of the Corporation's Common Stock with inferior voting rights to the Class B Common Stock, either the Class A Common Stock or Class B Common Stock is, or both are, excluded from quotation on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if such shares are listed on a national securities exchange, from trading on the principal national securities exchange on which such securities are traded.

(2)           In the event of any conversion of the Class A Common Stock pursuant to subsection (c)(1), certificates which formerly represented outstanding shares of Class A Common Stock will thereafter be deemed to represent a like number of shares of Class B Common Stock and all shares of Common Stock authorized by this Amended and Restated Certificate of Incorporation shall be deemed to be shares of Class B Common Stock.

(d)  Class A Protection.

(1)           Except as otherwise expressly provided in this subsection (d) of Article IV, if, from and after the Effective Time, any person or group (excluding the Corporation) acquires (other than upon issuance or sale by the Corporation, by operation of law, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) beneficial ownership of shares of Class B Common Stock constituting 10% or more of the then issued and outstanding shares of Class B Common Stock (such acquisition making such person or group a "Significant Stockholder") and such person or group does not then own shares of Class A Common Stock acquired after the initial distribution of Class A Common Stock by the Corporation (the "Distribution") constituting an equal or greater percentage of all then issued and outstanding shares of Class A Common Stock, such Significant Stockholder must, within a 90-day period beginning the day after becoming a Significant Stockholder, commence a public tender offer in compliance with all applicable laws and regulations to acquire additional shares of Class A Common Stock (a "Class A protection transaction") as provided in this subsection (d) of this Article IV.

(2)           In a Class A protection transaction, the Significant Stockholder must offer to acquire from the holders of the Class A Common Stock that number of shares of additional Class A Common Stock (the "Additional Shares") determined by (i) multiplying the percentage of issued and outstanding shares of Class B Common Stock beneficially owned by such Significant Stockholder which were acquired after the Effective Time by the total number of shares of Class A Common Stock issued and outstanding on the date such person or group became a Significant Stockholder, and (ii) subtracting therefrom the excess (if any) of the number of shares of Class A Common Stock beneficially owned by such Significant Stockholder on such date (including shares acquired at or prior to the time such person or group became a Significant Stockholder) over the number of shares of Class A Common Stock beneficially owned by such Significant Stockholder immediately after the Distribution.  The Significant Stockholder must acquire all shares validly tendered; provided, however, that if the number of shares of Class A Common Stock tendered to the Significant Stockholder exceeds the number of shares required to be acquired pursuant to the formula set forth in this paragraph (2), the number of shares of Class A Common Stock acquired from each tendering holder shall be pro rata in proportion to the total number of shares of Class A Common Stock tendered by all tendering holders.  In applying the formula in this paragraph (2) to a Class A protection transaction required by paragraph (4) below, the date on which the Significant Stockholder acquired the additional shares of Class B Common Stock triggering the obligation under paragraph (4) shall be deemed to be the "date such person or group became a Significant Stockholder."

(3)           The offer price for any shares of Class A Common Stock required to be purchased by the Significant Stockholder pursuant to a Class A protection transaction is the greatest of (i) the highest price per share paid by the Significant Stockholder for any share of Class B Common Stock in the six-month period ending on the date such person or group became a Significant Stockholder, (ii) the highest closing price of a share of Class A Common Stock or Class B Common Stock (whichever is higher) on the Nasdaq National Market System (or such other quotation system or securities exchange constituting the principal trading market for such class of Common Stock) on the date such person or group became a Significant Stockholder or (iii) the highest closing price for a share of Class A Common Stock or Class B Common Stock (whichever is higher) on the Nasdaq National Market System (or such other quotation system or securities exchange constituting the principal trading market for such class of Common Stock) on the date preceding the date the Significant Stockholder commences the required tender offer.  For purposes of paragraph (4) below, the applicable date for the calculations required by the preceding sentence shall be the date on which the Significant Stockholder becomes required to engage in a Class A protection transaction.  In the event that the Significant Stockholder has acquired Class B Common Stock in the six-month period ending on the date such person or group becomes a Significant Stockholder for consideration other than cash, the value of such consideration per share of Class B Common Stock shall be as determined in good faith by the Board of Directors.

(4)           A Class A protection transaction shall also be required to be effected each time a Significant Stockholder acquires shares of Class B Common Stock constituting an additional 5% or more of the then issued and outstanding Class B Common Stock (other than upon issuance or sale by the Corporation, by operation of law, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) subsequent to the last acquisition of Class B Common Stock which triggered the requirement for a Class A protection transaction, if such Significant Stockholder does not then beneficially own shares of Class A Common Stock acquired after the Distribution constituting an equal or greater percentage of all issued and outstanding shares of Class A Common Stock.  Such Significant Stockholder shall be required to offer to buy through a public tender offer the number of Additional Shares prescribed by the formula set forth in paragraph (2) above, and must acquire all shares validly tendered or a pro rata portion thereof, as specified in such paragraph (2) above, at the price determined pursuant to paragraph (3) above, even if a previous Class A protection transaction resulted in fewer shares of Class A Common Stock being tendered than such previous offer included.

(5)           The requirement to engage in a Class A protection transaction is satisfied by making the requisite offer and purchasing validly tendered shares, even if the number of shares tendered is less than the number of shares included in the required offer.

(6)           If any Significant Stockholder fails to make an offer required by this subsection (d) of Article IV, or to purchase shares validly tendered and not withdrawn (after proration, if any), such Significant Stockholder shall not be entitled to vote any shares of Class B Common Stock beneficially owned by such Significant Stockholder and acquired by such Significant Stockholder after the Effective Time unless and until such requirements are complied with or unless and until all shares of Class B Common Stock causing such offer requirement to be effective are no longer beneficially owned by such Significant Stockholder.  To the extent that the voting power of any shares of Class B Common Stock is so suspended, such shares will not be included in the determination of aggregate voting shares for any purpose under this Amended and Restated Certificate of Incorporation or the General Corporation Law of the State of Delaware.

(7)           The Class A protection transaction requirement shall not apply to any increase in percentage ownership of Class B Common Stock resulting solely from a change in the total amount of Class B Common stock outstanding, provided, that any acquisition (other than upon issuance or sale by the Corporation, by operation of law, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) after such change by any person or group (excluding the Corporation) of beneficial ownership of shares of Class B Common Stock constituting 10% or more of the then issued and outstanding Class B Common Stock (or an additional 5% or more of the Class B Common Stock subsequent to the last acquisition which triggered the requirement for a Class A protection transaction) excluding, with respect to the numerator but not the denominator for the calculation of such percentage, shares of Class B Common stock held by such Significant Stockholder immediately after the Effective Time (or immediately after the last acquisition which triggered the requirement for a Class A protection transaction, as the case may be), shall be subject to any Class A protection transaction requirement that would be imposed with respect to a Significant Stockholder pursuant to this subsection (d) of Article IV.

(8)           All calculations with respect to percentage ownership of issued and outstanding shares of either class of Common Stock will be based upon the number of issued and outstanding shares reported by the Corporation on the last filed of (i) the Corporation's most recent Annual Report on Form 10-K, (ii) its most recent Quarterly Report on Form 10-Q, or (iii) if any, its most recent Current Report on Form 8-K.

(9)           For purposes of this subsection (d) of Article IV, the term "person" means a natural person, company, government, or political subdivision agency or instrumentality of a government, or other entity.  "Beneficial ownership" shall be determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor regulation.  The formation or existence of a "group" shall be determined pursuant to Rule 13d-5(b) under the Exchange Act or any successor regulation; provided, however, that solely for purposes of this subsection (d) of Article IV and for such time as both are employees of the Corporation, Craig L. Levra and Howard K. Kaminsky shall be considered to be a "group."

(10)           Notwithstanding anything to the contrary in this subsection (d) of Article IV, the transfer of 974,150 shares of Class B Common Stock by Norbert Olberz to Craig L. Levra or Howard K. Kaminsky on or before December 31, 2005 shall not be subject to the Class A protection transaction requirement of this subsection (d) of Article IV and neither Craig L. Levra nor Howard K. Kaminsky shall be deemed to be a Significant Stockholder following such transfer and solely by virtue of such transfer.

(e)  Equal Treatment of Class A Common Stock.  The holders of Class A Common Stock shall be entitled to receive the same amount and form of consideration per share as the per share consideration, if any, received by any holder of the Class B Common Stock in any merger, business combination or consolidation of the Corporation (whether or not the Corporation is the surviving entity) or any subsidiary of the Corporation, or any sale, lease or exchange of assets of the Corporation or any subsidiary of the Corporation.

(f)  Limitation on Repurchase.  The Corporation shall not have the power to purchase, repurchase, exchange, redeem or otherwise acquire in excess of 10% of the outstanding shares of Class B Common Stock in any transaction (a "Significant Repurchase") unless either (i) the Corporation shall make an offer to repurchase the same percentage of the Class A Common Stock for the same per share consideration as in the Significant Repurchase or (ii) the holders of a majority of the shares of Class A Common Stock, voting as a single class, present in person or represented by proxy at a meeting of stockholders, shall have approved such Significant Repurchase.

(g)  Subdivision, Combination and Reclassification of Shares.  If the Corporation shall in any manner split or subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Stock have been split, subdivided or combined; provided, however, that the Corporation shall lack the power to effect any combination by means of a reverse stock split which results in the holders of more than 5% of the Class B Common Stock outstanding immediately prior to such reverse stock split being converted into fractional interests or fractional shares as a result of such reverse stock split, unless such combination was approved by the holders of a majority of the outstanding shares of Class B Common Stock; and provided further that the Corporation shall lack the power to effect any combination by means of a reverse stock split which results in the holders of more than 5% of the Class A Common Stock outstanding immediately prior to such reverse split being converted into fractional interests or fractional shares as a result of such reverse stock split, unless such combination was approved by the holders of a majority of the outstanding shares of Class A Common Stock.  Other than with respect to a reclassification in connection with a split, subdivision or combination of shares of outstanding Common Stock as provided above, the holders of Class A Common Stock shall be entitled to be treated identically to the holders of Class B Common Stock on a per share basis in any reclassification or recapitalization of the Common Stock.

(h)  Power to Sell and Purchase Shares.  The Board of Directors shall have the power to cause the Corporation to issue and sell all or any part of any class of stock herein or hereafter authorized to such persons, firms, associations or corporations, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law.  Subject to the provisions of subsection (f) of Article IV, the Board of Directors shall have the power to cause the Corporation to purchase any class of stock herein or hereafter authorized from such persons, firms, associations or corporations, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

(i)  No Preemptive Rights.  No holder of Class A Common Stock or Class B Common Stock shall, by reason of such holding, have any preemptive right to subscribe to any additional issue of stock of any class or series of the Corporation or to any security of the Corporation convertible into such stock.

(j)  Amendment.  In addition to any vote required by law or this Amended and Restated Certificate of Incorporation, as amended, the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a single class, shall be required in order to amend Section 2 of Article IV.

C.           Preemptive Rights.

No holder of any stock of the corporation of any class shall have the preemptive right to subscribe for or purchase any part of the new or additional issue of stock of any class whatsoever of the corporation, or of securities convertible into or exchangeable for stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of dividend.

Article V

For the management of the business and for the conduct of the affairs of the corporation, and in the further definition, limitation and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

Section 1.    Management

The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors.  The phrase "entire number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies.

Section 2.    Ballots

Election of Directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

Section 3.    Number, Election, and Terms of Directors

(a)         Number.  Except as otherwise fixed pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors, the number of directors of the corporation shall be fixed from time to time by or pursuant to the Bylaws.

(b)          Election and Term.  Except as otherwise fixed pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors, each director shall be elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal.  The term of each director serving immediately prior to the annual meeting of stockholders in 2009 shall expire at such annual meeting of stockholders, notwithstanding that he or she had been elected for a term that extended beyond the date of that meeting.

Section 4.    Stockholder Nomination of Directors

Advance notice of nominations for the election of directors, other than by the Board of Directors or a Committee thereof, shall be given in the manner provided in the Bylaws.

Section 5.    Newly Created Directorships and Vacancies

Except as otherwise fixed pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 6.    Removal of Directors

Subject to the rights of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office without cause only by the affirmative vote of the holders of at least sixty six percent (66%) of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Section 7.    Other Stockholder Actions

Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such stockholders.  Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of the stockholders may be called only by the Chairman of the Board and Chief Executive Officer, the President, the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, or holders of Common Stock representing at least 66% of the votes entitled to be cast by the outstanding Common Stock.

Section 8.    Bylaw Amendments

The Board of Directors shall have power to make, alter, amend and repeal the Bylaws (except so far as the Bylaws adopted by the stockholders shall otherwise provide).  Any Bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders.  Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, Articles II, III and IV of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least sixty six percent (66%) of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 9.    Relief From Liability

No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law as now in effect, or any successor provision thereto, (iii) under section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived any improper personal benefit.  If the Delaware General Corporation Law is amended after the approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 10.          Indemnity

The corporation shall indemnify to the full extent permitted by, and in a manner permissible under, the laws of the State of Delaware, any person made, or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation or any predecessor of the corporation, or served any other enterprise as a director or officer at the request of the corporation or any predecessor of the corporation.  The corporation shall not be obligated to indemnify any such person with respect to (i) proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) amounts paid in settlement of an action indemnified against by the corporation without the prior written consent of the corporation.

Section 11.          Amendment or Repeal of Article V

Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least sixty six percent (66%) of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting as a single class, shall be required to alter, amend, or adopt any provision inconsistent with, or repeal, this Article V or any provision hereof.  Any amendment, repeal or modification of this Article V by the stockholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification.

Article VI

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any of class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of § 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

Article VII

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein, are granted subject to this reservation.

IN WITNESS WHEREOF, Sport Chalet, Inc. has caused this Restated Certificate of Incorporation to be executed by its duly authorized officer on this 4th day of November, 2009.

SPORT CHALET, INC.

By: /s/ Howard Kaminsky
Howard Kaminsky Executive Vice President, Chief Financial Officer and Secretary

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